Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (Nos. 333-193563, 333-194252, 333-203563, 333-206014, 333-207241, 333-211506, 333-212426, 333-213294, and 333-221877), Form S-4 (No. 333-204957) and Form S-8 (Nos. 333-205845 and 333-213102) of our report dated January 9, 2018, with respect to the Statement of Revenues and Certain Operating Expenses of JANAF, for the year ended December 31, 2016, which report appears in the accompanying Current Report on Form 8-K of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
January 9, 2018